Exhibit 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

COLUMBIA PIPELINE GROUP, INC.

1.     The name of the corporation is: Columbia Pipeline Group, Inc.

2.     The address of its registered office in the State of Delaware is:

Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The name of its registered agent at such address is: The Corporation Trust Company.

3.     The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.
The total number of shares of stock which the corporation shall have authority to issue is ten million one thousand (10,001,000) shares of common stock, and the par value of each of such shares is one cent ($0.01).

5.	Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

6.     The corporation is to have perpetual existence.

7.
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

8.
The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such

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Proceeding), the corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the corporation. Any amendment, repeal or modification of this Section shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

9.
Expenses (including attorneys’ fees) of each Covered Person hereunder indemnified reasonably incurred in investigating and defending any Proceeding or threat thereof shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized herein.

10.
The rights to indemnification and advancement of expenses conferred in Sections 8 and 9 of this Second Restated Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any officer or director may otherwise be or become entitled or permitted under this Second Restated Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

11.
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

12.
To the fullest extent permitted by law, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Section shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

13.
In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders; provided that any bylaws adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

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